Exhibit 99

MDU Resources Appoints Edward A. Ryan to Board of Directors
BISMARCK, N.D. - Nov. 15, 2018 - MDU Resources Group, Inc. (NYSE: MDU) today announced that Edward A. Ryan has been appointed to the company’s board of directors.
Ryan retired at the end of 2017 from his position as executive vice president and general counsel at Marriott International Inc., where he worked since 1996. He led a 250-person law department for the global company, and has extensive experience in acquisitions, contracts, compliance, SEC reporting, labor relations and more. Ryan is serving as advisor to the CEO of Marriott through the end of 2018. Prior to joining Marriott International, Ryan was a partner in the law firm of Hogan and Hartson LLP, now Hogan Lovells, and specialized in real estate.
“Ed has extensive experience with acquiring companies, which will be valuable as we continue to grow MDU Resources, particularly the construction businesses,” said Harry J. Pearce, chair of the board of MDU Resources. “Ed also has a thorough understanding of law relating to publicly traded companies, and he is a steadfast advocate for ethics and compliance. His knowledge will help ensure we maintain the top-notch governance practices for which our board and corporation have been recognized in the past.”
In addition to his general responsibilities on MDU Resources’ board of directors, Ryan will serve on the board’s Audit Committee and the Nominating and Governance Committee.
Ryan holds a juris doctorate degree from the University of Pennsylvania Law School and a bachelor’s degree in economics and international relations from the University of Pennsylvania.
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Financial Contact: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755
Media Contact: Laura Lueder, manager of communications and public affairs, 701-530-1095

Media Advisory: Photo of Edward A. Ryan available for download at https://www.mdu.com/images/default-source/default-album/edryan.jpeg.